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[enherent Logo]


                   ENHERENT CORP. RECEIVES NASDAQ DELISTING
                                 NOTIFICATION





MAY 24, 2001 (DALLAS, TEXAS) - ENHERENT CORP. (Nasdaq: ENHT, www.enherent.com) a leading provider of scalable IT innovations, today announced that it received a Nasdaq Staff Determination on May 23, 2001, indicating that the Company has failed to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4450(a)(5). Therefore, the Company's securities will be delisted from the Nasdaq National Market at the opening of business on May 30, 2001.


The Company has determined that it will not appeal the Nasdaq Staff's Determination, and therefore the Company's common stock will commence trading over-the-counter on the National Association of Securities Dealers' Electronic Bulletin Board ("OTC BB") effective May 30, 2001.


ABOUT ENHERENT
ENHERENT (Nasdaq: ENHT) is a leading provider of scalable IT and e-business innovations. In partnership with its clients and through the utilization of its Balanced Development Methodology-SM-, ENHERENT accelerates design, development and delivery of discrete and seamless end-to-end solutions along the application development lifecycle. ENHERENT addresses cross-industry business needs by focusing on the critical disciplines of project management, business requirements management and e-business technologies, while leveraging its intellectual capital to deliver scalable solutions that create value for its clients. ENHERENT is headquartered in Dallas, Texas. The company has Solution Centers in Windsor, Connecticut and Barbados. For more information visit www.enherent.com.

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FOR ADDITIONAL INFORMATION:
Mark Hopkins
Director of Communications
enherent Corp.
860-687-2285
mhopkins@enherent.com

Jack Mullinax
Chief Financial Officer
enherent Corp.
972-243-8345
jmullinax@enherent.com